SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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SANDY SPRING BANCORP, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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17801 Georgia Avenue, Olney, Maryland 20832

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 5, 2010

Time:	3:00 p.m., EDT

Place:	Ten Oaks Ballroom
5000 Signal Bell Lane
Clarksville, MD  21029

The 2010 annual meeting of shareholders of Sandy Spring Bancorp, Inc. (Bancorp) will be held as indicated above for the purposes of considering:

(1)	The election of four (4) director-nominees to serve as Class III directors with terms expiring at the 2013 annual meeting, in each case until their successors are duly elected and qualified; and

(2)	A non-binding resolution to approve the compensation of the named executive officers; and

(3)	The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the year 2010; and

(4)	A shareholder proposal on the declassification of the board of directors; and

(5)	Such other business as may properly come before the annual meeting or any adjournment thereof.

Enclosed with this notice is a proxy card, the 2010 proxy statement and 2009 Annual Report on Form 10-K.  Only holders of record of Bancorp's common stock as of the close of business on  March 10, 2010 will be entitled to notice of, and to vote at, the annual meeting, or any adjournment thereof.  Please complete the proxy card and mail it in the enclosed envelope.   You may also choose to vote your shares using the Internet, as explained on the proxy card.  If you attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 29, 2010

Important Notice Regarding the Availability of Proxy Materials for the
2010 Annual Meeting of Shareholders to be held on May 5, 2010
This proxy statement and the 2009 Annual Report on Form 10-K are available at www.sandyspringbank.com/proxy

Table of Contents

General Information	3
Who Can Vote	3
Executing Your Right to Vote	3
Recent Changes In Regulations Will Affect Your Vote	3
Costs of Proxy Solicitation	3
Telephone and Internet Voting	4
Changing Your Vote	4
Delivery and Accessibility of Proxy Materials	4
PROPOSAL I: Election of Directors	4
Information About Nominees and Incumbent Directors	4
Corporate Governance and Other Matters	7
Corporate Governance Policy and Code of Business Conduct	7
Director Independence	7
Board Leadership Structure	7
Chairman Selection Process	7
Board’s Role in Risk Oversight	7
Board Committees	8
Director Attendance at Meetings	9
Director Compensation	10
Stock Ownership of Directors and Executive Officers	12
Owners of More Than 5% of Bancorp's Common Stock	13
Transactions and Relationships with Management	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
Compensation Discussion and Analysis	14
Restrictions on Executive Compensation for TARP-CPP Participants	14
Compensation Actions in 2009	14
Overall Compensation Philosophy and Guiding Principles	15
Compensation Decision Process	15
Role of the Compensation Committee, Management and the Compensation
Consultants in the Executive Compensation Process	15
Compensation Structure and Elements	16
Factors for Determining Compensation	18
Employment and Change-in-Control Agreements with Named Executive Officers	19
Impact of Accounting and Tax on the Form of Compensation	20
Stock Ownership Guidelines	20
Compensation Committee Report	21
Executive Compensation Tables	23
PROPOSAL II: A Non-Binding Resolution to Approve the Compensation of the Named Executive Officers	29
PROPOSAL III: The Ratification of the Appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm for the Year 2010	30
Audit and Non-Audit Fees	30
Audit Committee's Pre-Approval Policies and Procedures for Services	31
Report of the Audit Committee	31
PROPOSAL IV: A Shareholder Proposal on the Declassification of the Board of Directors	32
Shareholder Proposals and Communications	34

SANDY SPRING BANCORP, INC.
PROXY STATEMENT

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Sandy Spring Bancorp, Inc. (Bancorp) to be used at the 2010 annual meeting of shareholders on Wednesday, May 5, 2010, at 3:00 p.m. EDT at Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland 21029.  The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 29, 2010, to shareholders of record as of the close of business on March 10, 2010 (the Record Date).

Who Can Vote
You can vote if you owned shares of Bancorp common stock, par value $1.00 per share, as of the close of business on the Record Date.  Each share of common stock is entitled to one vote.  The number of common shares outstanding on the Record Date was 16,608,050.  When you give Bancorp your proxy, you authorize Bancorp to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote
By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Executed but unmarked proxies will be voted on all business matters as recommended by the board of directors with the exception of the shareholder proposal (Proposal IV) which will receive no vote.  Proxies marked as abstentions and proxies for shares held in the name of a bank, broker, or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the board of directors.

Recent Changes in Regulations Will Affect Your Vote
If you hold your shares through a bank or broker it is critical that you cast your vote if you want it to count in the election of directors (Proposal I of this proxy statement). In the past, if you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.   Changes in regulations have taken away the ability of your bank or broker to vote your shares in the election of directors without your specific instruction.   Thus, if you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on routine items such as the ratification of the appointment of the Bancorp’s independent registered public accounting firm (Proposal III).   If you are a registered shareholder, meaning you hold your shares directly with Bancorp, and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Costs of Proxy Solicitation
The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies through its directors, officers, and employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Telephone and Internet Voting
Bancorp is pleased to offer its shareholders the convenience of voting by telephone and online via the Internet.  Please check your proxy card for instructions.

Changing Your Vote
Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering to Bancorp a duly executed proxy bearing a later date; or 3)  by attending the annual meeting and casting a ballot in person.

Delivery and Accessibility of Proxy Materials
Bancorp plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address to achieve the benefit of reduced printing and mailing costs.  Shareholders residing at a shared address will continue to receive separate proxy cards.  If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge.  If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

The Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, but excluding exhibits, is provided with this proxy statement and both documents are available on the Internet at www.sandyspringbank.com/proxy ..  Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Web site at www.sec.gov.

PROPOSAL I : Election of Directors

The board of directors is divided into three classes, nearly equal in number as possible.  In general, the term of only one class of directors expires each year, and the directors within that class or their successors are elected for a term of three years or until their successors are elected and qualified.

Since the last annual meeting, the composition of the board has changed as follows:  On December 31, 2009, Chairman Hunter R. Hollar, former President and CEO of Bancorp, retired from the board of directors as announced on October 1, 2009.  On January 1, 2010, Vice Chairman Robert L. Orndorff succeeded Mr. Hollar as Chairman of the Board.  Upon the recommendation of the Nominating Committee, Mr. Dennis A. Starliper was elected to the board of directors and took the oath of office on February 24, 2010. He will serve until his election by the shareholders at the annual meeting.

Therefore, a total of four director-nominees are before you for election:  Solomon Graham, Gilbert L. Hardesty, Lewis R. Schumann, and Dennis A. Starliper, all of whom are incumbent directors in Class III.  With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

Information About Nominees and Incumbent Directors
The following information sets forth the names of the four nominees for election describing their skills, experience and qualifications for election.  Each has given his consent to be nominated and has agreed to serve if elected. If any person nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.  At this time, none of the directors serve on any other public or for-profit company board.

All directors of Bancorp and its principal subsidiary Sandy Spring Bank (the Bank) are composed of the same persons.  Throughout this proxy statement, the singular use of "board of directors" or "board" shall be intended to refer to both boards unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES
NAMED BELOW AS A DIRECTOR OF BANCORP.

Class III Directors – Nominees for Terms to Expire at the 2013 Annual Meeting:

Solomon Graham, 67, Director since 1994
Mr. Graham is the founder and President of Quality Biological, Inc., a biotechnology firm providing reagents for medical research established in 1983.   A prominent, award-winning businessman in the local community, Mr. Graham has served on the boards of several non-profit organizations as well as being an advisor to state and local government.  Mr. Graham brings his business expertise as well as superior insight to local issues within Bancorp’s market area.

Gilbert L. Hardesty , 69, Director since 1997
Prior to his retirement in 1997, Mr. Hardesty worked as the President of Annapolis Federal Savings Bank and its successor organization Crestar Bank-Annapolis for a total of 11 years.  Before that, Mr. Hardesty was an executive with Clark Melvin & Associates, Inc., an insurance and brokerage firm.  Mr. Hardesty is valued by the board for his financial industry knowledge and executive management experience.  As chairman of the Chesapeake Advisory Board, Mr. Hardesty has been instrumental in developing business in the eastern region of Bancorp’s market.

Lewis R. Schumann , 66, Director since 1994
Mr. Schumann is an attorney and principal in Miller, Miller and Canby, Chtd, one of the oldest local law firms, where he heads the firm’s tax and business division.  In addition to specializing in tax issues, Mr. Schumann has expertise in commercial leasing and real estate development.   Mr. Schumann brings extensive professional expertise and business acumen to the board.  His firm is located in the heart of Bancorp’s service area and is a prominent center of influence in the local business community.

Dennis A. Starliper, 63 , Director since 2010
Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years.  He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer.  The qualifications that led to Mr. Starliper’s election were his deep industry experience with a large and respected, local bank; his corporate experience with a publicly-traded company; and his financial expertise.

Incumbent Class I Directors – Continuing

Susan D. Goff , 64, Director since 1994
Ms. Goff is the former President of MD-IPA (MAMSI), a publicly-held company.  In 2004, MAMSI was sold to UnitedHealthcare and Ms. Goff became the regional executive overseeing all products in seven states.  She retired in 2005.  As chairman of the Compensation Committee for Bancorp, Ms. Goff has augmented her considerable executive management experience through regular continuing education on current trends in executive and board compensation.

Robert, L. Orndorff , Chairman, 53, Director since 1991
Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating company based in central Maryland.  Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability and strongly aligned with Bancorp’s culture and values.  He has been active in local civic organizations and brings to the board his business experience and knowledge of the local market.

David E. Rippeon , Director, 61, Director since 1997
Mr. Rippeon is President and CEO of Gaithersburg Equipment Co., a dealership in heavy equipment for construction, commercial, and landscape use.  Under Mr. Rippeon’s leadership, the company has expanded into three counties in Maryland, consistent with Bancorp’s market, and has significantly increased sales.  Mr. Rippeon is valued for his business experience and knowledge of the local market.

Daniel J. Schrider , Director, 45, Director since 2009
Mr. Schrider was named President and CEO of Sandy Spring Bancorp, Inc. on January 1, 2009 and joined the board at that time.  Mr. Schrider started his career with Sandy Spring Bank in 1989 and achieved significant success in the commercial banking area.  He joined the executive team in 2003 as the Chief Credit Officer and leader in commercial services.  Mr. Schrider is active in professional and civic organizations and currently serves on the board of the Maryland Bankers Association.

Incumbent Class II Directors – Continuing

Mark E. Friis , Director, 54, Director since 2005
Mr. Friis is President and principal owner of Rodgers Consulting, Inc., a land planning and engineering firm.  He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government.  Mr. Friis is valued for his business management experience and in-depth knowledge of the local economy.  Mr. Friis chairs the Bank’s Frederick Advisory Board.

Pamela A. Little , Director, 56, Director since 2005
Ms. Little has over 25 years of experience in companies ranging from privately held start-up firms to large, publicly-traded government contracting firms.  Since 2007, she has been the CFO of ATSC, a publicly-traded provider of IT services.  She is the former CFO of Athena Innovative Solutions, Inc.  (2005-2007) and the former CFO of ZKD, Inc. (2004-2005) where she was responsible for negotiating the sale of the firm.  Ms. Little is valued for her range of business experience with public companies, and her financial expertise.

Craig A. Ruppert , Director, 56, Director since 2002
Mr. Ruppert is President and CEO of The Ruppert Companies which is comprised of commercial landscape construction and management located in five states; tree-growing operations; and industrial property development.  Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond, and has been recognized for being a noted, local philanthropist.  A highly successful entrepreneur, Mr. Ruppert’s strengths lie in strategic planning, executive management, and business expertise.

Corporate Governance and Other Matters

Corporate Governance Policy and Code of Business Conduct
Bancorp's business affairs and strategic direction are overseen by its board of directors.  The board remains committed to setting a tone of the highest ethical standards and performance for Bancorp's management, officers, and company as a whole.  The board believes that strong corporate governance practices are a critical element of doing business today.  To that end, the Corporate Governance Policy is reviewed periodically to ensure it reflects the best interests of Bancorp and its shareholders.

In addition, Bancorp's board of directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries. The Code of Business Conduct includes a Code of Ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the Nasdaq Stock Market, Inc. More information about corporate governance, including the Corporate Governance Policy and the Code of Ethics, may be found on Bancorp's investor relations Web site maintained at www.sandyspringbank.com ..

Director Independence
In accordance with the Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. An inside director is defined as a director that is employed or was employed within the last three years as either an officer of Bancorp or the Bank and serves as a member of the board of directors.  In making its determination of independence, the board of directors did not consider any transactions, relationship, or arrangements that are not included in the section of this proxy statement entitled "Transactions and Relationships with Management."

The board of directors has affirmatively determined that all directors other than Mr. Schrider are independent under Nasdaq's listing standards.  The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market Inc., federal securities and banking laws and the additional standards included in Bancorp's Corporate Governance Policy.

Board Leadership Structure
The Corporate Governance Policy provides for the selection of a chairman of the board from among the independent directors and states that it is the policy of the board to separate the offices of the chairman and the chief executive officer.  This allows the chairman to maintain an independent role in the oversight of management.  The chairman of the board also chairs the Executive and Governance Committee which is comprised of the chairmen of the other standing committees (see Executive and Governance Committee description on page 8).

Chairman Selection Process
In 2009, the board discussed and agreed upon a more robust and inclusive process for the annual election of the chairman of the board beginning in 2011.  It was decided that each year, the Executive and Governance Committee would solicit input from all directors for desired characteristics and accept nominations for chairman.  The committee would consider the nominees and inform the board of the candidate(s) for consideration at the annual organization meeting.  It is generally understood that this process may result in more frequent changes to the position of chairman than in the past.

Board’s Role in Risk Oversight
Bancorp’s board fulfills a significant role in the oversight of risk in the company both through the actions of the board as a whole and those of its committees.  Credit risk is overseen specifically by the Credit Risk Committee which monitors overall asset quality and the adequacy of the allowance for loan and lease losses.  The Compensation Committee reviews semi-annual reports on risk to the company associated with incentive compensation plans.  The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audited financial statements.  In addition, the Audit Committee receives internal audit reports to monitor operational risk throughout the company.  The board receives quarterly updates from Bancorp’s Asset Liability Committee to ensure compliance with policies concerning interest rate risk, liquidity risk, and capital adequacy.  Finally, the board receives a quarterly update from the general counsel on any pending large litigation in order to be aware of any potential legal risk facing Bancorp or any of its subsidiaries.

Board Committees
Bancorp's board of directors has the following standing committees: Audit, Executive and Governance, Compensation, Credit Risk, and Nominating.  The charter for each committee may be found on Bancorp's investor relations Web site at www.sandyspringbank.com.  The functions, composition, and number of meetings for these committees in 2009 were as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the Forms 10-K and 10-Q prior to filing.  All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq's listing standards, the Federal Deposit Insurance Act and related regulations. The board has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing standards and applicable securities regulations. During 2009, the Audit Committee held eleven meetings.

Executive and Governance Committee -  This committee conducts board business between regular monthly meetings as needed and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in the governance of Bancorp. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee was re-structured in 2009 to be comprised of the chairmen of the standing committees of the board, the chairman of the board, the president and CEO, and the “lead director” if one is appointed by the board.  During 2009, the Executive and Governance Committee held seven meetings.

Compensation Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Compensation Committee recommends salaries and other compensation for executive officers, considers other compensation and benefit plans and makes recommendations to the board regarding grants and awards under the 2005 Omnibus Stock Plan.  In compliance with the laws and regulations promulgated in connection with Bancorp’s participation in TARP-CPP, the Compensation Committee is also responsible for ensuring the compensation plans of Bancorp and its subsidiaries do not encourage excessive risk.  During 2009, the Compensation Committee held five meetings.

Credit Risk Committee –  The Credit Risk Committee was chartered in May 2009 for the purpose of supporting the board in the performance of its duties and responsibilities with regard to credit-related activities.  The Credit Risk Committee has responsibility for approving all loans requiring board approval; reviewing and approving all credit-related activities that are required by law or regulation to be approved by the board including, but not limited to: reviewing and approving the adequacy of the allowance for credit losses; monitoring the performance and quality of Bancorp’s credit portfolio; ensuring that Bancorp’s credit risk management activities are aligned with the Bancorp’s overall business strategy; and reviewing and approving Bancorp’s credit risk policies.  During 2009, the Credit Risk Committee held eight meetings.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Nominating Committee makes recommendations to the board of directors with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general, minimum criteria and particular goals and needs of Bancorp for additional competencies or characteristics.  Each director of Bancorp is expected to exhibit the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders and to protect the values and legacy of the organization.  Additionally, directors must manage themselves well in their personal deportment and display the ability to challenge the thinking of others and to influence them with constructive approaches.  Directors must be able to read and act upon complex financial statements and analyses.  Finally, directors need to be able to apply informed judgment and long-term, conceptual and systemic thinking to all decisions.  The board gathers input from all directors prior to the recruitment of a new director in order to form a collective picture of the competencies needed.  The board also values diversity and seeks to include women and members of minority groups to maintain a range of thinking and personality styles.  The Nominating Committee encourages suggestions for qualified candidates to the board from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832.  Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director.  In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for the purpose of identifying director candidates.   The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above.  Please see "Shareholder Proposals and Communications."  During 2009, the Nominating Committee held eleven meetings.

Current Board Committee Membership

Name	Executive	Audit	Compensation	Credit Risk	Nominating
Mark E. Friis			X		X
Susan D. Goff	X		Chairman
Solomon Graham	X				Chairman
Gilbert L. Hardesty				X	X
Pamela A. Little	X	Chairman
Robert L. Orndorff	Chairman	X	X
David E. Rippeon		X	X
Craig A. Ruppert			X	X	X
Daniel J. Schrider	X			Chairman
Lewis R. Schumann		X		X
Dennis A. Starliper (1)

(1) Mr. Starliper will receive his committee assignments at the next annual organization meeting in May 2010.

Director Attendance at Board and Committee Meetings
Each of Bancorp’s directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year.  During 2009, the board of directors held twelve regular meetings and one special meeting with overall attendance averaging 98%.   In accordance with Bancorp’s Corporate Governance Policy, all incumbent directors attended over 80% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders
The board of directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Bancorp and to provide an opportunity for shareholders to express any concerns to them. Bancorp has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.  All directors were present at the 2009 annual meeting.

Director Compensation

Cash Compensation – Only non-employee directors are compensated for their service as board members.  In 2009, directors of Sandy Spring Bank each received an annual retainer of $11,200 with $28,000 paid to the chairman of the board, pro-rated for any partial year of service. The chairman of the Audit Committee received an additional retainer of $6,000 and all other committee chairmen each received an additional retainer of $4,000.  Non-employee directors received $880 for attendance at each meeting of the board of directors and also $800 for attendance at each committee meeting.  Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference.  Directors who attend an in-person meeting by phone were paid a reduced meeting fee of $500. Finally, those directors who serve as chairman of a regional advisory boards are paid $600 for each advisory board meeting attended. Bancorp directors do not receive any additional compensation (beyond compensation received for service as Bank directors); however, non-employee directors would receive a fee of $880 for attendance at a meeting of Bancorp's board of directors not held in conjunction with a meeting of the Bank's board of directors.

Director Fee Deferral Plan - Directors of the Bank are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan.  In 2009, the amounts deferred accrued interest at 120% of the long-term Applicable Federal Rate which is not considered “above market” or preferential.  Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service on the board.  In the event a director dies during active service, the Bank may pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan – Directors of the Bank have the option of using from 50 to 100% of his or her annual retainer fee to purchase newly issued Bancorp common stock at the current fair market value at the time the retainer is paid in accordance with the plan.  Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

Equity Compensation  - Bancorp directors are also eligible to receive non-incentive stock options, stock appreciation rights, and restricted stock under Bancorp's 2005 Omnibus Stock Plan. These options have a maximum term of seven years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of grant. Director options are included in the computation of share dilution.  In 2009, upon the recommendation of the Compensation Committee, the board granted 1,665 shares of restricted stock to each of the ten non-employee directors.  The shares had a grant date fair value of $12.01 per share.  The restricted stock vests over three years in equal increments, and vesting is accelerated upon retirement from the board.

2009 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
David H. Fogg (5)	$19,213	$-	-	$-	$19,213
Mark E. Friis	$35,460	$19,997	-	$565	$56,022
Susan D. Goff	$34,180	$19,997	-	$565	$54,742
Solomon Graham	$38,260	$19,997	-	$565	$58,822
Marshall H. Groom (6)	$7,240	$-	-	$60	$7,300
Gilbert L. Hardesty	$41,460	$19,997	-	$565	$62,022
Hunter R. Hollar	$61,960	$19,997	-	$990	$82,946
Pamela A. Little	$33,480	$19,997	-	$565	$54,042
Charles F. Mess, Sr .(6)	$5,040	$-	-	$99	$5,139
Robert L. Orndorff	$36,580	$19,997	-	$565	$57,142
David E. Rippeon	$29,460	$19,997	-	$565	$50,022
Craig A. Ruppert	$39,060	$19,997	-	$565	$59,622
Lewis R. Schumann	$34,260	$19,997	-	$565	$54,822

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 10.
(2)
On March 25, 2009 the directors noted above were granted 1,665 shares of restricted stock.  The value reported represents the grant date fair value of the award computed in accordance with FASB ACS Topic 718.  The value was based upon Bancorp’s stock price of $12.01 on the date of the grant.  At December 31, 2009, each non-employee director had 1,996 unvested shares of restricted stock.

(3)
At December 31, 2009 Mr. Fogg had no stock options; Mr. Friis had 2,459 vested stock options and 840 unvested; Ms. Goff has 6,881 vested stock options and 840 unvested; Mr. Graham had 6,119 vested stock options and 840 unvested; Mr. Groom had no stock options; Mr. Hardesty had 11,687 vested stock options and 840 unvested; Mr. Hollar had no stock options; Ms. Little had 2,459 vested stock options and 840 unvested; Dr. Mess had no stock options; Mr. Orndorff had 10,840 vested stock options and 840 unvested; Mr. Rippeon had 7,921 vested stock options and 840 unvested; Mr. Ruppert had 6,375 vested stock options and 840 unvested; Mr. Schumann had 10,474 vested stock options and 840 unvested.

(4)	Includes dividends paid on unvested restricted stock.
(5)	Mr. Fogg joined the board on June 24, 2009 and resigned effective December 28, 2009.
(6)	Mr. Groom and Dr. Mess retired from the board on April 22, 2009. The reported compensation are the amounts earned from January 1, 2009 through April 22, 2009.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 10, 2010, with respect to the shares of common stock beneficially owned by each director continuing in office and nominee for director of Bancorp, by all directors and executive officers of Bancorp as a group, and by the following executive officers of Bancorp and Bank: Daniel J. Schrider, Philip J. Mantua, Frank H. Small, R. Louis Caceres, William W. Hill IV (Named Executive Officers for 2009). Directors’ qualifying shares are included in shares owned.

Name	Number of Shares Owned (excluding options and restricted stock) (1) (2)	Shares of Restricted Stock	Number of Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total	Percentage of Common Stock Outstanding (*Less than 1%)
Mark E. Friis	21,592	1,996	2,879	26,467	*
Susan D. Goff	15,147	1,996	7,301	24,444	*
Solomon Graham	14,260	1,996	6,539	22,795	*
Gilbert L. Hardesty	8,348	1,996	12,107	22,451	*
Pamela A. Little	5,176	1,996	2,879	10,051	*
Robert L. Orndorff	153,873	1,996	11,260	167,129	1.0%
David E. Rippeon	13,225	1,996	8,341	23,562	*
Craig A. Ruppert	52,571	1,996	6,795	61,362	*
Lewis R. Schumann	14,407	1,996	10,894	27,297	*
Dennis A. Starpliper (4)	-	-	-	-	*
Daniel J. Schrider (5)	5,415	14,765	38,886	59,066	*
Philip J. Mantua (6)	8,111	7,995	28,529	44,635	*
Frank H. Small (7)	7,694	7,116	71,035	85,845	*
R. Louis Caceres (8)	3,230	8,344	33,479	45,053	*
William W. Hill IV (9)	1,699	-	9,867	11,566	*
All directors and all executive officers as a group (17 persons)	331,606	72,810	287,438	691,854	4.16%

(1)
Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable on the Record Date and within 60 days thereafter.
(4)	Mr. Starliper joined the board on February 24, 2010. At that time he owned 2,000 shares of Bancorp common stock.
(5)	Mr. Schrider's shares include 3,366 shares held through employee benefit plans. On December 15, 2009, 800 stock options granted to Mr. Schrider in 1999 expired.
(6)	Mr. Mantua's shares include 7,333 shares held through employee benefit plans.
(7)	On December 15, 2009, 6,750 stock options granted to Mr. Small in 1999 expired.
(8)	Mr. Caceres' shares include 2,502 shares held through employee benefit plans. On December 15, 2009, 2,081 stock options granted to Mr. Caceres in 1999 expired.
(9)
Mr. Hill’s shares include 342 shares held through employee benefit plans.  Mr. Hill’s employment with the Bank ended on December 31, 2009, and all unvested restricted stock and unvested stock options were forfeited on that date.

Owners of More Than 5% of Bancorp’s Common Stock

Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws.  The following table shows the common stock beneficially owned by the person or entity who has filed a report reporting beneficial ownership that exceeds 5% of Bancorp’s outstanding common stock at December 31, 2009.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(2)
Blackrock, Inc. 40 East 52 nd Street, New York, NY 10022	977,669	5.88%

Dimensional Fund Advisors, LP Austin, Texas	975,377	5.87%

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission, which reported beneficial ownership as of December 31, 2009.
(2)	Calculated by Bancorp based upon shares reported as beneficially owned by the listed entity and shares of Bancorp common stock outstanding as of the Record Date.

Transactions and Relationships with Management

Bancorp and the Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.

Bancorp's written Code of Ethics requires that all related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Audit Committee, another independent committee of directors, or the independent directors on the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Other related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

Director Lewis R. Schumann is a partner in the Rockville, Maryland law firm of Miller, Miller and Canby, Chtd. which the Bank has retained during 2009 and expects to retain during the current year for legal services on matters of real estate, and trust and estate administration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp's executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by applicable regulations to furnish Bancorp with copies of all Forms 3, 4, and 5 they file.  Based solely on the review of the copies of such forms it has received, all of Bancorp's executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2009.

Compensation Discussion and Analysis

The following discussion and analysis describes Bancorp's philosophy, processes, elements of and factors for determining compensation for the named executive officers for 2009 who were:  the Principal Executive Officer, Daniel J. Schrider; the Principal Financial Officer, Philip J. Mantua; Executive Vice President and Chief Operating Officer, Frank H. Small; Executive Vice President for Personal Banking and Investment Management, R. Louis Caceres; and Executive Vice President for Commercial Banking William W. Hill IV.   Mr. Hill resigned from employment as of December 31, 2009.

Restrictions on Executive Compensation for TARP-CPP Participants
Bancorp became a participant in the Capital Purchase Program of the Troubled Asset Relief Program (TARP-CPP) in late 2008.  On February 17, 2009 the American Recovery and Reinvestment Act of 2009 (ARRA) significantly amended the Emergency Economic Stabilization Act of 2008 (ESSA) and charged the U. S. Treasury with the task of establishing additional standards for executive compensation for TARP-CPP participants.  The U.S. Treasury published the standards on June 15, 2009. Among those standards specifically impacting Bancorp are the following:

•	Bancorp is prohibited from paying or accruing a bonus to the five most highly compensated employees.
•
Bancorp must ensure that bonuses paid to any senior executive officer or any of the next 20 most highly compensated employees are subject to being repaid to Bancorp if the bonus was based on materially inaccurate financial statement or any other materially inaccurate performance criteria.

•
Bancorp is prohibited from paying any “golden parachute” payment for the departure from the company for any reason to any senior executive officer or any of the next five most highly compensated employees.

•
Bancorp is prohibited from paying any reimbursement of taxes owed with respect to any compensation (known as a “gross up” payment) to any senior executive officer or any of the next 20 most highly compensated employees.

The employees described above have been identified, including all executive officers, and agreements have been executed with each to amend any existing compensation plan or agreement that may be at conflict with the restrictions set forth in ESSA as amended by ARRA.  Bancorp is committed to full compliance with all laws and regulations including those connected to being a TARP-CPP participant.

Compensation Actions in 2009
On January 1, 2009 Daniel J. Schrider was promoted to President and Chief Executive Officer (CEO) upon the retirement of Hunter R. Hollar.  Mr. Schrider’s compensation was increased commensurate with the position of chief executive officer.

On December 15, 2009 Mr. Small’s employment agreement expired, and he received a Change-in-Control severance agreement.  The TARP-CPP restrictions currently prohibit any payment under this agreement.

On December 31, 2009 agreements were executed with each of the named executive officers (excluding Mr. Hill) to amend any existing compensation plan in order to maintain compliance under TARP-CPP.  With regard to these officers, the agreements directly affected terms contained in the employment agreements of Messrs. Schrider, Mantua, and Caceres, the Change-in-Control agreement with Mr. Small, and the restricted stock award agreements for each.

Overall Compensation Philosophy & Guiding Principles
Bancorp’s executive compensation philosophy did not materially change in 2009 in view of the severe limitations on compensation resulting from participation in TARP-CPP.  In general, the compensation philosophy is intended to attract, motivate, and retain top executive talent, to link executive rewards with shareholder interests, to achieve strategic business objectives, and to reward a balanced approach to short-term and long-term performance. The philosophy incorporates elements that are nonperformance-based (e.g., salary, benefits and limited perquisites) and performance-based (e.g., annual incentives in the form of cash and retirement contributions, and equity-based awards).

Under this philosophy, executives are paid market competitive salaries based on experience, expertise and individual performance.   Incentive compensation in the form of an annual cash bonus, an annual contribution to a deferred compensation retirement plan, and annual equity awards is intended to be market competitive and commensurate with company performance. These compensation programs are externally benchmarked against the total compensation paid by comparably sized banks.

By following the above described portfolio approach to compensation and benefits, the executive is provided a measure of security as to the minimum levels of compensation he or she is eligible to receive, and also is motivated to focus on the business measures that will produce a high level of performance for Bancorp.  In addition, the committee believes this approach reduces the risk of recruitment of top executive talent by competitors.

Compensation Decision Process
The Compensation Committee is comprised entirely of independent directors and is appointed annually by the board of directors to assist the board in managing compensation and benefit plans for the executive officers. The committee operates under a written charter reviewed and approved by the board.

Under normal circumstances the Compensation Committee would consider a wide range of factors influencing the determination of compensation, including company performance, individual performance, attainment of goals, market conditions and more.  However, the overarching considerations for determining compensation in 2009 for the named executive officers were compliance with the TARP-CPP restrictions and the company’s performance.

Role of Management, the Compensation Committee, and Compensation Consultants in the Executive Compensation Process

Role of Management - In 2009, Mr. Schrider and the executive officers, as customary, were responsible for the development of Bancorp’s strategic plan and annual business plan, which were reviewed and approved by the board of directors.  The business plan provided the foundation for setting performance goals and targets to be achieved during the fiscal year and included in incentive compensation plans.

Mr. Schrider, in collaboration with the external compensation consultant, developed recommendations for the executive compensation recommendations.  Ronald E. Kuykendall, Bancorp’s General Counsel, provided legal interpretation and guidance on compliance with the TARP-CPP restrictions as they related to executive compensation.  Mr. Mantua provided information regarding company performance and comparisons with peer bank performance.

Mr. Schrider, Mr. Mantua, and Mr. Kuykendall, as well as other members of management, are regularly requested to attend Compensation Committee meetings where company performance, market considerations, and legal interpretation is discussed.  Executive management is not present during final deliberations and only committee members vote on executive compensation matters.

Role of the Compensation Committee - The basic responsibilities of the Compensation Committee are to review, recommend or approve compensation policies applicable to named executive officers, including participation and performance measures; to consider the relationship of corporate performance to total compensation; to recommend salary and bonus levels and equity-based awards for executive officers for consideration by the board of directors; and to review the adequacy and effectiveness of various compensation and benefit plans and succession planning of Bancorp. The chairman of the committee reports committee actions or recommendations to the board of directors following each committee meeting.

Mr. Schrider became chief executive officer on January 1, 2009 and so did not receive a formal performance evaluation during the course of the year.  However, the process previously adopted by Bancorp has not changed.  The CEO evaluation process is coordinated by an outside consultant, and involves receiving feedback from each director separately and anonymously for compilation.  The Compensation Committee is expected to use the results of future evaluations in compensation decisions.

Decisions regarding compensation for the named executive officers are made by the committee with consideration given to recommendations from Mr. Schrider and independent consultants. Decisions by the committee with respect to compensation are approved by the board of directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultants and to approve the fee and the terms of engagement. Details on the committee's functions are described in its charter, which has been approved by the board of directors and is available on Bancorp’s Investor Relations Web site maintained at www.sandyspringbank.com ..

Role of Compensation Consultants - The committee is advised by independent compensation consultants and advisors.  In general, the consultants provide compensation benchmarking and analytical data and render advice to the committee regarding all aspects of the committee's compensation decisions, including the chief executive officer's performance review process. The committee has direct access to the consultants and control over their engagement. The committee was advised by a consulting firm during 2009 that was engaged to conduct a review and competitive assessment of total compensation and benefits for the named executive officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. The consultant assisted in the identification of relevant peer groups and provided other market data used by Bancorp for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer.

Compensation Structure and Elements
Bancorp's compensation structure for named executive officers consists of five main elements: base salary, the Sandy Spring Leadership Incentive Plan, the Executive Incentive Retirement Plan, equity-based awards, and executive benefits and perquisites. Following is a summary of the role of each component, a description of how decisions regarding the components are made and the specific decisions made in 2009 as they relate to the named executive officers.

Base Salary - Base salary is paid bi-weekly and reviewed annually as a critical element of executive compensation.  In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at financial institutions in the peer group benchmarking (see "Pay Levels and Benchmarking").

In 2009, Mr. Schrider received an annual base salary increase from $350,000 to $450,000 or 28.6% in conjunction with his promotion to chief executive officer on January 1, 2009.  The amount of the increase was determined by the Compensation Committee with market data provided by the consultant.  The committee recommended, and the board approved, placing Mr. Schrider’s base salary close to the median of the range for comparable positions based on Mr. Schrider’s years of experience in executive management, demonstrated leadership ability, and generally strong personal performance.

The Compensation Committee recommended and the board approved an adjustment to Mr. Small’s base salary from $312,500 to $265,000 or -15.2% effective January 11, 2009.  The adjustment resulted from an organizational change that narrowed Mr. Small’s job responsibilities.  The amount was determined by comparing Mr. Small’s current responsibilities, experience and seniority against market compensation data.

The other named executive officers did not receive salary increases for 2009 based on management’s decision to forego increases for management level positions through senior vice president.  This recommendation was approved by the Compensation Committee.

Sandy Spring Leadership Incentive Plan -  In 2009, of the named executive officers only Mr. Hill was eligible to participate in the Sandy Spring Leadership Incentive Plan (2009 SSLIP), a short-term incentive plan.  Under the TARP-CPP restrictions, Messrs. Schrider, Mantua, Small and Caceres were prohibited from participating.

The 2009 SSLIP was designed to pay a cash award as a percentage of the participant’s annual earnings based on company performance compared to pre-established performance indicators and defined award levels.  Performance measures reflect critical goals that are defined each year as part of the business planning process, and participants are paid based on company performance. This approach supports the desire to foster a collaborative team-oriented culture.  The 2009 approved performance measures, which were weighted based on business plan goals, were: Earnings Per Share Growth (20%), Noninterest Income to Total Revenue (20%), Efficiency Ratio (20%), and Average Deposit Growth (40%).  Specific target performance goals as well as minimums and maximums were established for each performance measure.  In addition to these measures, the 2009 SSLIP had a net income “trigger” which prohibited a payout unless earnings met a specific level.   For 2009, earnings were insufficient to meet the trigger and there was no payment from the 2009 SSLIP to any participant, including Mr. Hill.

Executive Incentive Retirement Plan -  The Executive Incentive Retirement Plan (EIRP) replaced Supplemental Executive Retirement Agreements with the named executive officers in 2008.   Participation in the EIRP for 2009 was prohibited by the TARP-CPP restrictions for Messrs. Schrider, Mantua, Small, and Caceres.  Only Mr. Hill was eligible to participate in 2009.  The EIRP is a defined contribution plan that provides for contributions to be made to the participants' plan accounts based on the attainment of criteria established by the board of directors on an annual basis.  In 2009, management recommended, and the Compensation Committee approved, that no benefit be paid due to Bancorp’s performance and general market conditions.

The executive’s vested account balance in the EIRP (including balances accrued under the former Supplemental Executive Retirement Agreements) will be distributed to the executive following termination of employment either in a lump sum or in installments, at the election of the executive.  No payments will be made to an executive who is terminated for Just Cause.  Deferral bonus awards under the plan vest over a period of 15 years and automatically vest upon the executive’s death or disability or upon a Change-in- Control.

Effective January 1, 2009, the Compensation Committee recommended, and the board approved, an amendment to the EIRP that changed the interest rate for account balances to “120% of the long-term Applicable Federal Rate (AFR), adjusted monthly.”  This change was made so that participants were receiving a current market rate that is attractive, but not considered above market.

Equity-Based Awards - Bancorp’s compensation philosophy identifies equity-based compensation as among the most effective means of creating a long-term link between the interests of Bancorp's shareholders and the performance of the organization and executive management. The committee has increasingly weighted the compensation of named executive officers toward equity-based awards. Vesting schedules for equity-based awards support a goal of retention of key leaders.

Under Bancorp’s 2005 Omnibus Stock Plan, executives are normally eligible to receive annual equity awards in the form of stock options, restricted stock, and stock appreciation rights.   However, the limitations under TARP-CPP allow Bancorp to grant only awards of long-term restricted stock to those named executive officers who are among the five most highly compensated employees. Under the TARP-CPP restrictions, Bancorp may award long-term restricted stock to employees whose compensation is limited so long as the value of the award does not exceed 33% of the recipient’s total annual compensation.  The Compensation Committee recommended, and the board approved, restricted stock awards to each of the named executive officers calculated as a percentage of base salary as follows:

Executive	% of Base Salary	Economic Value
Daniel J. Schrider	33%	$148,500
Philip J. Mantua	33%	$79,200
Frank H. Small	25%	$66,250
R. Louis Caceres	33%	$85,800
William W. Hill IV	33%	$77,550

Additional details on the 2009 restricted stock awards may be found in the Grants of Plan Based Awards table on page 25.

Benefits and Perquisites -  The purpose of executive benefits and perquisites is to provide economic value to attract, retain, and motivate key executives. Bancorp's policy on executive benefits has been to provide benefits consistent with market practice. The committee believes that perquisites should be limited in scope and value and periodically reviews perquisites to ensure alignment with the desired philosophy.

Currently, the named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bancorp, Inc. Cash and Deferred Profit Plan (401(k) Plan) and the Employee Stock Purchase Plan (ESPP). Other benefits and perquisites may be provided at the discretion of the committee.  In 2009, perquisites for each named executive officer included payment for a supplemental long-term disability insurance policy and a long-term care insurance policy, the values for which are represented under “All Other Compensation” in the Summary of Compensation table on page 23.  In addition, Mr. Schrider received the use of a company-paid automobile.

Factors for Determining Compensation

Bancorp Goal Setting for Compensation Purposes -  On an annual basis, the board of directors approves the annual profit plan, including a detailed business plan and financial plan.  These plans are designed to support the multi-year strategic plan by setting annual targets for achievement.  Once the business and financial plans are approved by the board of directors, the performance goals for the short-term incentive plans are derived directly from the stated target financial results.  During 2009 Mr. Schrider and Mr. Mantua reported on the performance of Bancorp to the board of directors at each regularly scheduled meeting.

Pay Levels and Benchmarking - Pay levels for executives are determined using a number of factors, including: the individual's role and job responsibilities; the individual's experience and expertise; the pay levels of internal peers; pay levels in the competitive market for similar positions; performance and contribution of the individual; and performance of Bancorp as a whole.  Each of these factors is analyzed as part of the compensation review process, with an emphasis placed on market and competitive information.

In view of the TARP-CPP restrictions, the most helpful comparative data was from other TARP-CPP participating banks.   The committee assessed competitive market compensation using a number of data sources in order to gauge industry practices of other banking organizations including information publicly disclosed by a selected peer group of publicly traded banking organizations.   Even though compensation processes were very limited due to TARP-CPP and at the time 2009 base salaries were set final regulations had not been issued, the committee still benefitted from reviewing comparative data from peer banks.  The specific elements of compensation reviewed as part of this comparable company analysis include base salaries, annual performance bonuses, and long-term incentives relative to the peer group.  Matches to proxy compensation data are made based on the role of the executive, rather than rank to ensure a better comparison.

The peer group used in 2009 was compiled by the consultant and approved by the committee. It includes banking organizations of similar asset size in the region (two factors that influence executive compensation in financial institutions). The peer group is reviewed and updated annually for appropriateness and compatibility.  The committee believes a group of approximately 20 comparative banks within the contiguous states of Delaware, Pennsylvania, Virginia, West Virginia, Ohio, New Jersey and North Carolina as well as Maryland provides a market perspective for executive compensation.

The following group of 20 banking institutions was used by Bancorp for 2009.  As of December 31, 2007, these banks were between $2 and $7 billion in total assets, with an average asset size of approximately $3.6 billon, consistent with Bancorp's asset size.

Park National Corporation, OH	Provident Bankshares Corp., MD (1)	F.N.B. Corporation, PA
National Penn Bancshares, Inc., PA	First Commonwealth Financial, PA	Pennsylvania Commerce Bancorp, PA
Wesbanco, Inc., WV	Harleysville National Corp., PA	S&T Bancorp, Inc., PA
First Financial Bancorp, OH	Sun Bancorp, Inc., NJ	Union Bankshares Corp., VA
Lakeland Bancorp, Inc., NJ	TowneBank, VA	City Holding Company, WV
Virginia Commerce Bancorp, Inc, VA	First Bancorp, NC	NewBridge Bancorp, NC
First Community Bancshares, Inc., VA	Carter Bank & Trust

(1) Provident Bankshares Corp. was acquired by M&T Bank May 23, 2009

Committee Discretion and Final Compensation Decisions - The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Bancorp performance shortfalls.  Therefore the committee chose to adopt the recommendation put forth by management that executive officers would not receive a payment from the Executive Incentive Retirement Plan for 2009.  The committee also retains the discretion to increase awards or consider special awards for significant performance, or due to subjective factors described above.  No such awards were made in 2009.

Employment and Change-In-Control Agreements with Named Executive Officers
Mr. Schrider received a new employment agreement in connection with his promotion to CEO on January 1, 2009.  The initial term is three years and provides that the term may be extended for an additional year at each anniversary so that the remaining term again becomes three years.  The Executive and Governance Committee annually reviews performance and recommends the decision on whether to extend the CEO’s employment agreement.

Mr. Mantua also has an employment agreement in his capacity as chief financial officer.  The term of this agreement is two years and automatically renews for an additional year upon each anniversary unless written notice not to renew has been given by Mr. Mantua.  The employment agreement addresses matters such as Mr. Mantua’s salary and participation in compensation and benefit plans.

In 2009, employment agreements with the remaining executive officers began to expire.  On December 15, 2009 Mr. Small’s employment agreement expired and was replaced with a Change-in-Control severance agreement.   Mr. Caceres’ employment agreement is scheduled to expire on August 5, 2010, at which time Mr. Caceres will receive a Change-in-Control severance agreement.

The Change-in-Control severance agreements provide the executive with 2.99 times annual salary and other compensation plus the continuation of benefits for three years.  This benefit is comparable to the one provided in the employment agreements for Messrs. Schrider, Mantua and Caceres, however the employment agreements also provide that Bancorp or the Bank will assume the obligation of any excise tax for which the executive is liable.  Under the Change-in-Control severance agreements, the payment to the executive is reduced so as not to incur additional taxes.

Under the terms of TARP-CPP, payments under the Change-in-Control agreements are prohibited.  The TARP-CPP restrictions prohibit “golden parachute” payments, defined as any payment for “departure from the company for any reason, except for payments for services performed or benefits accrued” to any named executive officer.   These restrictions were promulgated retroactively to TARP-CPP participants through the amendments under the ARRA and required all TARP-CPP participants to amend existing employment agreements to comply.  Therefore, while subject to the TARP-CPP restrictions, Messrs. Schrider, Mantua, Small, and Caceres would not receive any payments upon termination of employment other than for services performed or benefits accrued except for payments made pursuant to a tax-qualified pension or retirement plan, payments made by reason of the employee’s death or disability, or payments required by state law.

Each executive is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. Each executive is also bound by a covenant not to compete and not to interfere with other employees following termination of employment.  The post-termination restrictions do not apply if there is a Change-in-Control and, in the case of the executive officers other than Mr. Schrider, if the executive's employment is terminated without Just Cause by Bancorp or with Good Reason by the executive.

Impact of Accounting and Tax on the Form of Compensation
The committee and Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans.

The committee has considered the impact of FASB ASC Topic 718, which Bancorp adopted on January 1, 2006, on Bancorp's use of equity-based awards. This consideration factored heavily in the decision to use a mix of restricted stock and stock options beginning in 2006.

The committee also considers the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the Code) with respect to annual compensation exceeding $1 million, or $500,000 with respect to senior executive officers during the period that the U.S. Treasury Department holds an equity or debt position in Bancorp pursuant to the TARP-Capital Purchase Program, and Section 280(G) of the Code with respect to Change-in-Control payments exceeding specified limits.

Stock Ownership Guidelines
Bancorp does not currently have a formal stock ownership requirement for executives, but all of the current executive officers own Bancorp common stock. Stock ownership by executives is encouraged on a voluntary basis. Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under our equity compensation plan.

Compensation Committee Report

Pursuant to the requirements under the TARP-CPP, the Compensation Committee has assumed responsibility for the review of the risk associated with compensation plans for employees of Bancorp and its subsidiaries.    In March and October 2009, the committee received reports from Bancorp’s senior risk officers containing analysis on the risk levels present in executive compensation plans.  This analysis was expanded to include all compensation plans and presented to the Committee on March 11, 2010.  The following summary supports the conclusion of the committee that these compensation plans do not encourage unnecessary or material risk-taking.

Executive Compensation Plan Risk Assessment

2009 Sandy Spring Leadership Incentive Plan - The 2009 Sandy Spring Leadership Incentive Plan (2009 SSLIP) was comprised of four weighted performance measures as described on page 17.   The senior risk officers determined that under the prevailing economic conditions the only measure considered viable in yielding a reward was the Average Deposit Growth measure.  While it is possible for pressure to be applied to raise deposit rates for the sole purpose of achieving growth in average deposits, the resulting increased cost of funds could theoretically create pressure to make higher yielding loans, i.e. riskier, to compensate.  However, the senior risk officers concluded that current policies together with regular asset-liability reports to the board sufficiently mitigated against this possibility.   In addition, the 2009 SSLIP contained a net income “trigger” which prohibited a bonus payment unless a specified net income level was achieved, another mitigating factor to support overall balance in the plan.  In 2009, the net income trigger was not achieved and therefore there were no bonuses paid under the 2009 SSLIP.  Further, the majority of executive officers were prohibited from receiving any bonus due to the compensation restrictions plans on TARP-CPP participants, thus nullifying the risk factors contained in the plan for those individuals.

Executive Incentive Retirement Plan - The calculation for the Executive Incentive Retirement Plan (EIRP) is based on Bancorp’s performance as measured by Return on Average Equity (ROAE) in comparison to the performance of a defined peer group.  ROAE is a widely used, broad-based performance measure among banks.  The senior risk officers concluded that using such a broad performance measure does not encourage participants to take unnecessary or excessive risks that would threaten the value of the company.  The EIRP was determined to be an incentive compensation plan and subject to the compensation restrictions on TARP-CPP participants.  There were no payments made from this plan for 2009.

Non-Executive Compensation Plan Risk Assessment
The senior risk officers identified all non-executive compensation plans within the company, and determined that the following two sets of plans met the criteria specified in the regulations for risk assessment.

2009 Sandy Spring Leadership Incentive Plan - The 2009 Sandy Spring Leadership Incentive Plan (2009 SSLIP) extended participation to officers within senior management.  In addition, the success of the 2009 SSLIP was used to determine 50% of the total bonus payments from the incentive plans described below.  This feature was incorporated in the plans with the goal of tying individual performance rewards to overall company performance.  As discussed under “Executive Compensation Plan Risk Assessment” above, the committee concluded that this plan does not encourage unnecessary or excessive risk taking.

Retail Division Compensation Plans - For 2009, the retail incentive plans for regional and branch managers were based on six weighted factors calculated for the specific branch or region of branches.  The weight on any single factor did not exceed 25% so as to encourage balanced performance.  Results for each branch or region were compiled from system-generated reports.  Participants were unable to influence product features, pricing, or credit decisions.  For 2009, half of the plan’s incentive was contingent on the 2009 SSLIP, meaning that a participant only received the full incentive payment if the 2009 SSLIP yielded a payment at the targeted value.  Therefore the conditions for payment under this plan were based on a combination of individual and company performance.  The 2009 SSLIP did not yield any payment.

Commercial Banking Compensation Plans - For 2009, the various plans under the Commercial Banking Group included multiple (4 to 8) weighted factors.  Most factors were weighted 10-15% to encourage balanced performance.  One plan contained four factors, with one factor weighing 40%.  The commercial loan process provides adequate controls to ensure credit risk is properly managed and asset quality is maintained.  Results are compiled by system-generated reports, and all exceptions are reviewed by the Chief Credit Officer.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee certifies the following:

1)
We have reviewed with senior risk officers the senior executive officer (SEOs) compensation plans and have made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Bancorp;

2)	We have reviewed with senior risk officers the employee compensation plans and have made all reasonable efforts to limit any unnecessary risks these plans pose to Bancorp; and

3)
We have reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

March 11, 2010
Susan D. Goff, Chairman
Mark E. Friis
Robert L. Orndorff
David E. Rippeon
Craig A. Ruppert

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to Bancorp's named executive officers for the three most recent completed fiscal years.
Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Daniel J. Schrider	2009	$450,000	$148,504	-	$7,286	$6,210	$25,184	$637,184
President & Chief	2008	$269,324	$69,900	$47,400	$25,992	$31,856	$24,814	$469,286
Executive Officer	2007	$241,869	-	-	-	$27,731	$12,565	$282,165

Philip J. Mantua Executive Vice	2009	$240,000		-	$11,092	$4,514	$12,073	$346,885
President & Chief	2008	$237,335	$79,206	$27,255	$28,846	$20,410	$11,364	$360,160
Financial Officer	2007	$221,285	$34,950	-	-	$107,030	$8,910	$337,225
			-
Frank H. Small Executive Vice	2009	$265,000	$66,247	-	$59,743	$28,134	$23,910	$443,034
President & Chief	2008	$312,500	$34,950	$27,255	$119,482	$78,925	$20,555	$593,667
Operating Officer	2007	$304,385	-	-	-	$163,972	$16,018	$484,375

R. Louis Caceres	2009	$260,000	$85,799	-	$8,598	$5,195	$19,234	$378,826
Executive Vice	2008	$257,900	$27,960	$23,700	$25,070	$25,143	$15,831	$375,604
President	2007	$241,869	-	-	-	$82,705	$11,899	$336,473

William W. Hill IV	2009	$235,000	$77,549	-	-	$4,473	$19,367	$336,389
Executive Vice President

(1)
Represents the grant date fair value for the awards in 2008 and 2009 computed in accordance with FASB ACS Topic 718 (see Note 13 to the Consolidated Financial Statements in Bancorp’s Annual Report on Form 10-K).  There were no awards granted in 2007.

(2)
Represents the grant date fair value for the stock option awards in 2008.  There were no stock option awards granted in 2007, and executives were restricted from receiving stock options awards in 2009 under TARP-CPP.  See the discussion of the assumptions used for these values in Note 13 to the Consolidated Financial Statements contained in Bancorp's Annual Report on Form 10-K.

(3)
For 2009, the values in this column represent earnings on existing balances in the Executive Incentive Retirement Plan (EIRP).  Mr. Hill did not have a balance in the plan.  There were no payments made under the EIRP or the Sandy Spring Leadership Incentive Plan (SSLIP) in 2009.

(4)	This column presents the change in value with respect to Bancorp's Pension Plan for each year. See the table of Pension Benefits on page 26.
(5)
This column consists of the value of perquisites and personal benefits for the named executive officers including educational benefits, supplemental long term care and disability insurance, 401(k) matching funds, dividends on unvested restricted stock, and life insurance benefits.   Mr. Schrider also has the use of a company-owned vehicle.

Outstanding Equity Awards at Fiscal Year End
This table shows outstanding equity awards to the named executive officers at December 31, 2009.

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
	12/13/2000	2,499		-		14.54	12/13/2010		-		-
Daniel J. Schrider	12/21/2001	2,000		-		32.25	12/21/2011		-		-
	12/11/2002	4,700		-		31.25	12/11/2012		-		-
	12/17/2003	5,000		-		38.91	12/17/2013		-		-
	12/15/2004	6,625		-		38.00	12/15/2014		-		-
	12/14/2005	6,395		-		38.13	12/14/2012		-		-
	12/13/2006	5,000				37.40	12/13/2013		400	(3)	3,556
	3/26/2008	3,334		6,666	(4)	27.96	03/26/2015		2,000	(5)	17,780
	3/25/3009	-		-		-	-		12,365	(6)	109,925
	12/13/2000	1,800		-		14.54	12/13/2010		-		-
Philip J.	12/21/2001	1,500		-		32.25	12/21/2011		-		-
Mantua	12/11/2002	1,750		-		31.25	12/11/2012		-		-
	12/17/2003	2,200		-		38.91	12/17/2013		-		-
	12/15/2004	6,050		-		38.00	12/15/2014		-		-
	12/14/2005	6,395		-		38.13	12/14/2012		-		-
	12/13/2006	5,000		-		37.40	12/13/2013		400	(3)	3,556
	3/26/2008	1,917		3,833	(4)	27.96	03/26/2015		1,000	(5)	8,890
	3/25/2009	-		-		-	-		6,595	(6)	58,630
	12/13/2000	12,001		-		14.54	12/13/2010		-		-
Frank H.	12/21/2001	6,400		-		32.25	12/21/2011		-		-
Small	12/11/2002	8,350		-		31.25	12/11/2012		-		-
	12/17/2003	10,325		-		38.91	12/17/2013		-		-
	12/15/2004	11,250		-		38.00	12/15/2014		-		-
	12/14/2005	11,875		-		38.13	12/14/2012		-		-
	12/13/2006	7,000		-		37.40	12/13/2013		600	(3)	5,334
	3/26/2008	1,917		3,833	(4)	27.96	03/26/2015		1,000	(5)	8,890
	3/25/2009	-		-		-	-		5,516	(6)	49,037
	12/21/2001	3,000		-		32.25	12/21/2011		-		-
R. Louis	12/11/2002	4,700		-		31.25	12/11/2012		-		-
Caceres	12/17/2003	5,000		-		38.91	12/17/2013		-		-
	12/15/2004	6,050		-		38.00	12/15/2014		-		-
	12/14/2005	6,395		-		38.13	12/14/2012		-		-
	12/13/2006	5,000				37.40	12/13/2013		400	(3)	3,556
	3/26/2008	1,667		3,333	(4)	27.96	03/26/2015		800	(5)	7,112
	3/25/2009	-		-		-	-		7,144	(6)	63,510
	12/17/2003	2,200				38.91	3/31/2010	(7)
William W.	12/15/2004	2,875				38.00	3/31/2010
Hill IV	12/14/2005	2,530				38.13	3/31/2010
	12/13/2006	1,662				37.40	3/31/2010		-	(8)	-
	3/26/2008	600	(8)	-		27.96	3/31/2010		-	(8)	-
	3/25/2009	-		-		-	-		-	(8)	-

(1)	All outstanding equity awards were issued under Bancorp’s 1999 Stock Option Plan or Bancorp’s 2005 Omnibus Stock Plan.
(2)	Aggregate market values are based upon the closing price of $8.89 on December 31, 2009.

(3)	Remaining shares granted on December 13, 2006 will vest in equal amounts on each anniversary of the grant up to and including December 13, 2011.
(4)	Remaining options granted on March 26, 2008 will vest in equal amounts on March 26, 2010 and March 26, 2011.
(5)	Remaining shares granted on March 26, 2008 will vest in equal amounts on the anniversary of the grant through March 26, 2013.
(6)	Shares granted on March 25, 2009 will vest in accordance with TARP-CPP restrictions as applicable.
(7)	Under the terms of the grant of stock options, the expiration of Mr. Hill’s vested outstanding stock options accelerated to March 31, 2010.
(8)	Mr. Hill forfeited a total of 6,843 unvested shares of restricted stock and 1,200 unvested stock options on December 31, 2009 in connection with his resignation.

Grants of Plan-Based Awards
The following table sets forth information on the restricted stock awards (RSA) made in 2009 under the 2005 Omnibus Stock Plan to the named executive officers and the estimated potential award that was possible under the 2009 SSLIP as described on page 17 for Mr. Hill.

Under the TARP-CPP, awards of long-term restricted stock to any of the five most highly compensated employees as of 2009 are subject to the following:

•	The value of the grant cannot exceed 1/3 of the employee's annual compensation.
•	The employee must forfeit the restricted stock if the employee does not remain employed for at least two years from the date of grant, other than due to death, disability or change in control.
•
The stock can only be transferred in proportion to the amount of TARP securities that have been redeemed.  For example, 25% becomes transferrable when 25% of TARP securities are redeemed, 50% becomes transferrable when 50% of TARP securities are redeemed, etc.

The restrictions outlined above applied to the 2009 grants for Messrs. Schrider, Small, and Caceres.

			Estimated Possible Payouts under non-equity incentive plan award			All other stock awards: Number of	All other option awards: Number of securities	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name		Grant Date	Threshold (1)	Target	Maximum	shares of stock (#)	underlying options (#)	Option Awards ($/share)	Awards ($) (2)
Daniel J. Schrider	RSA	3/25/2009				12,365			$148,504
Philip J. Mantua	RSA	3/25/2009				6,595			$79,206
Frank H. Small	RSA	3/25/2009				5,516			$66,247
R. Louis Caceres	RSA	3/25/2009				7,144			$85,799
William W. Hill IV	SSLIP		$29,375	$58,750	$88,125
	RSA	3/25/2009				6,457			$77,549

(1)
The amount listed for the threshold assumes that all performance measures achieve the threshold level established under the plan.  A lesser bonus would be earned if only some of the performance measures achieved the threshold level. No bonus would be earned if either none of the performance measures achieved threshold or the trigger level of net income was not achieved.  In 2009, the level of net income was insufficient to create a payment from SSLIP.

(2)	The grant date fair value of each equity award is based on the closing price of $12.01 per share on the grant date.

Option Exercises and Stock Vested
The following table shows the value realized by each executive upon the vesting of restricted stock awards in 2009.  None of the executives exercised any stock options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting(1) ($)
Daniel J. Schrider	-	-	628	$7,422
Philip J. Mantua	-	-	378	$4,277
Frank H. Small	-	-	444	$4,861
R. Louis Caceres	-	-	328	$3,648
William W. Hill IV			105	$1,171

(1)
The value realized upon vesting is equal to the closing market price of Bancorp common stock on the date of vesting multiplied by the number of shares acquired.  The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits
The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) for each named executive officer.

Name	Plan Name	Years of Credited Service		Present Value of Accumulated Benefit (1)
Daniel J. Schrider	Pension Plan	19		$93,489
Philip J. Mantua	Pension Plan	9		$67,504
Frank H. Small	Pension Plan	17		$391,315
R. Louis Caceres	Pension Plan	9		$77,978
William W. Hill IV	Pension Plan	4	(2)	$66,008

(1)	This plan and related valuation methods and assumptions are included in Note 14 to the Consolidated Financial Statements in the Annual Report on Form 10-K.
(2)	Mr. Hill had four years of credited service at the time the Pension Plan was frozen. He continued to accumulate years of service for vesting purposes until his resignation.

Sandy Spring Bancorp's Retirement Income Plan, a defined benefit, tax-qualified pension plan (Pension Plan), was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen.  Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, bonuses, and other cash compensation, which for the named executive officers correspond, in general, to the total of the amounts in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table, up to a total of $225,000.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter. The Pension Plan permits early retirement at age 55 after at least 10 years of service completed after December 31, 2000.

Nonqualified Deferred Compensation
The following table summarizes the contributions and earnings for the named executive officers under the Executive Incentive Retirement Plan (EIRP).
Name	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	-	$7,286	-	$163,280
Philip J. Mantua	EIRP	n/a	-	$11,092	-	$248,578
Frank H. Small	EIRP	n/a	-	$59,743	-	$1,338,959
R. Louis Caceres	EIRP	n/a	-	$8,598	-	$192,700
William W. Hill IV	EIRP	n/a	-	-	-	-

(1)	Participant contributions are not permitted under the EIRP.
(2)	There were no payments made under the EIRP in 2009 as described on page 17.
(3)	Earnings for the EIRP accrued at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly.
(4)
The former Supplemental Executive Retirement Agreements were replaced with the EIRP as described on page 17.  The beginning balance for each participant’s EIRP account was the accrued balance as of December 31, 2007 under the former Supplemental Executive Retirement Agreements.  Those balances are subject to a 15-year vesting schedule for Messrs. Mantua and Caceres, and the current vesting level is 50%.  Earnings and payments under the EIRP vest immediately.

Potential Payments Upon Termination
The following table summarizes the estimated payments to which the named executive officers were entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Executive Incentive Retirement Plan (EIRP), the 2005 Omnibus Stock Plan, and prior stock plans under which stock options remain outstanding. Benefits payable under the Pension Plan or 401(k) Plan are not included.  The amounts shown in the table do not reflect any limitations imposed on participants in the TARP-CPP, which would have the effect of reducing, and possibly eliminating, any severance payments.

POTENTIAL PAYMENTS UPON TERMINATION	Daniel J. Schrider	Philip J. Mantua	Frank H. Small	R. Louis Caceres	William W. Hill IV
Termination without a Change-in-Control:
Retirement: (1)
Employment agreements	$-	$-	n/a	$-	n/a
EIRP (2)	163,280	129,313	$1,338,959	101,793	-
Equity awards	-	-	-	-	-
Total	$163,280	$129,313	$1,338,959	$101,793	$-
Death:
Employment agreements	$-	$-	n/a	$-	n/a
EIRP (2)	163,280	248,578	1,338,959	192,700
Equity awards (3)	131,261	71,076	63,261	74,178	60,834
Total	$294,541	$319,654	$1,402,220	$266,878	$60,834
Disability:
Employment agreements (4)	$38,300	$269,449	n/a	$167,687	n/a
EIRP (2)	163,280	248,578	1,338,959	192,700
Equity awards (3)	131,261	71,076	63,261	74,178	60,834
Total	$294,541	$589,103	$1,402,220	$434,565	$60,834

POTENTIAL PAYMENTS UPON TERMINATION (continued)	Daniel J. Schrider	Philip J. Mantua	Frank H. Small	R. Louis Caceres	William W. Hill IV
Voluntary termination by executive officer:
Employment agreements	-	$-	n/a	$-	n/a
EIRP (2)	163,280	129,313	$1,338,959	101,793	-
Equity awards	-	-	-	-
Total	$163,280	$129,313	$1,338,959	$101,793	$-
Termination by Bancorp with just cause	None	None	None	None	None
Termination by Bancorp without Just Cause or by executive with Good Reason:
Employment agreements (5)	$950,800	$269,449	n/a	$167,687	n/a
EIRP (2)	163,280	129,313	$1,338,959	101,793	-
Equity awards	-	-	-	-	-
Total	$1,114,080	$398,762	$1,338,959	$268,480	$-
Termination in connection with a Change-in- Control:
Employment or Change-in-Control agreements - comp and benefits (6)	$1,652,903	$804,284	$1,018,266	$881,311	$556,541
Employment agreements - tax gross up (7)	756,750	323,438	n/a	345,298	n/a
EIRP (2)	163,280	248,578	1,338,959	192,700	-
Equity awards (3)	131,261	71,076	63,261	74,178	60,834
Total	$2,704,194	$1,447,376	$2,420,486	$1,493,487	$617,375

(1)	Does not include benefits payable under Bancorp's pension plan.
(2)
In all cases of termination, except for Just Cause, the executive is entitled to the vested accrued balance in the EIRP account.  Unvested deferred bonus awards will automatically vest upon the executive’s death or disability or upon the occurrence of a Change-in-Control. The benefit is payable to the executive or his or her designated beneficiary, as applicable, either in a lump sum or in fixed annual installments over a minimum of 2 years and up to 15 years.  See "Executive Incentive Retirement Plan" on page 17.  Mr. Hill did not have a balance in the EIRP.

(3)
Includes (a) the market value of restricted stock for which vesting is accelerated and (b) the market value of shares issuable upon the exercise of options for which vesting is accelerated less the option exercise price.

(4)
Mr. Schrider’s employment agreement provides for benefit coverage to continue for him and his dependents for the remaining term of the agreement.  On December 31, 2009 there were 24 months remaining.  Under their respective employment agreements, Messrs. Mantua and Caceres will be paid full salary net of payments under any long term disability policies, plus benefits, for the remaining term of the agreement following termination. Mr. Caceres agreement will expire August 10, 2010. The remaining term of Mr. Mantua’s agreement was 12.7 months as of December 31, 2009. The amounts shown are salary plus benefits costs for the remaining term.  All executives receive the group long term disability policy which pays a benefit of 50% of base salary after 180-days of disability with a cap of $6,000 per month and may elect to purchase additional coverage up to 66.67% of salary or a cap of $14,000 per month.  The executive long term disability policy supplements the group plan benefit to make up for the salary restrictions to provide a maximum total benefit of 65% of salary.

(5)	The executive is entitled to salary and benefits for the remaining term of the agreement in the event of termination by Bancorp without Just Cause or by the executive with Good Reason.
(6)
The employment agreements or Change-in-Control agreements in place at December 31, 2009 provide a payment of 2.99 times salary and other compensation in a lump sum and the value of three calendar years of health and welfare benefits to which the executives are entitled in the event of termination by Bancorp without Just Cause or by the executive with Good Reason within the period beginning six months before and ending two years after a Change-in-Control. The executive also is entitled to these benefits in the event he terminates his employment for any reason within the sixty-day period that begins six months after the closing of an agreement that triggered the Change-in-Control.

(7)
Messrs. Schrider, Mantua and Caceres are entitled to a payment to offset the federal excise tax on excess parachute payments. This tax is payable if the value of Change-in-Control related payments exceeds three times the executive's five-year average compensation.  The amount subject to the tax is the excess of the value of the Change-in-Control payments that exceed the average compensation. The Change-in Control agreements for Messrs. Small and Hill limit the benefit to be no greater that three times the participant’s five-year average compensation so that no excise tax is incurred.  In this table, the full amount of the benefit payable under the agreements is shown; however, such payments are prohibited under TARP-CPP restrictions.

PROPOSAL II : A Non-Binding Resolution to Approve the Compensation
of the Named Executive Officers

The Emergency Economic Stabilization Act of 2008 as amended, requires Bancorp, during the period in which any obligation arising from Bancorp’s participation in the TARP-CPP remains outstanding, to submit to the shareholders a non-binding vote on the compensation of Bancorp’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives Bancorp’s shareholders the opportunity to endorse or not endorse Bancorp’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the board of directors and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the board.   However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting.  On this matter, abstentions will have no effect on the voting.

The board of directors believes that the compensation practices of Bancorp are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned to the long-term success of Bancorp and the interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL III : The Ratification of the Appointment of Grant Thornton LLP
as the Independent Registered Public Accounting Firm for the Year 2010

The Audit Committee has appointed the firm of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2010.  In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification.  In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2011.

On March 18, 2008, Bancorp ended the engagement of McGladrey & Pullen, LLP (McGladrey), which had previously served as independent auditor for Bancorp.  The reports of McGladrey on the consolidated financial statements of Bancorp as of and for the fiscal year ended December 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  In connection with its audit for the fiscal year ended December 31, 2007, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to such disagreements in its report on the consolidated financial statements for such years.

In voting to ratify the appointment of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2010, shareholders may vote for the proposal, against the proposal or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting.  On this matter, abstentions will have no effect on the voting.

Representatives of Grant Thornton LLP will be present at the annual meeting, will be given the opportunity to make a statement, and be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GRANT THORNTON LLP AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of Sandy Spring Bancorp, Inc. and subsidiaries by Grant Thornton LLP for the year ended December 31, 2009 and 2008 together with fees billed for other services.

	2009	2008
Audit Fees (1)	$382,080	$361,905
Audit-Related Fees	-	-
Tax Services	-	-

(1)
Audit fees consist of fees for professional services rendered for the audit of Bancorp’s consolidated financial statements and review of financial statements included in Bancorp’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Committee's Preapproval Policies and Procedures for Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by Bancorp's independent registered public accounting firm.  There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5% of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp's independent registered public accounting firm have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception.

Report of the Audit Committee

Bancorp's Audit Committee is appointed by the board of directors to assist the board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with Bancorp's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from Bancorp's independent registered public accounting firm required by applicable requirement of the Public Company Accounting Oversight Board and discussed independence with Bancorp's independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009. The committee also has considered whether the amount and nature of non-audit services rendered by Bancorp's independent registered public accounting firm are consistent with its independence.

March 11, 2010
Pamela A. Little, Chairman
Robert L. Orndorff
David E. Rippeon
Lewis R. Schumann

PROPOSAL IV : Shareholder Proposal on the Declassification of
the Board of Directors

Bancorp received notice that Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver Colorado 80202-2917, intends to present the proposal set forth below at the annual meeting.  According to information provided by Mr. Armstrong, he owned 849.846 shares of Bancorp common stock as of the date the proposal was submitted.  The board disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the shareholder.

“RESOLUTION: That the shareholders of SANDY SPRING BANCORP request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.”

Shareholder Statement in Support of Proposal IV:
“The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually.  The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

“As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

“The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments expecially [sic] during these times of great economic challenge.

“Arthur Levitt, former Chairman of The Securities and Exchange Commission said, ‘In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.’

“While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

“The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

“In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

“If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote ‘FOR’ this proposal.”

THE BOARD IS “NEUTRAL” ON THIS PROPOSAL

Board’s Position on Shareholder Proposal
In 2008, Bancorp’s board of directors presented to the shareholders a proposal to de-classify the board by recommending action to amend the articles of incorporation and in so doing eliminate the classification of the board of directors.  That proposal failed to receive the 80% affirmative vote of outstanding shares required for passage.

In the last two years, Bancorp has installed a new president and chief executive officer and five members of the board have retired.  With the recent additions, 25% of the board’s membership has served for less than five years.  Over the next five years, two more directors will reach the mandatory retirement age of 70, again, creating turnover.

The board is mindful of the arguments in favor of declassification, some of which are referenced by the proponent.  However, the board is of the view that the choice of whether a board should be classified or declassified must be made on a case-by-case basis.  While Bancorp’s board was supportive of this idea as stated in its 2008 proposal, the question of whether a declassified board is best for Bancorp at this time is debatable.   In reviewing this matter and making a determination to remain neutral on this proposal, the board considered the degree of shareholder support received for the 2008 proposal.  It also considered, among other things, the change in circumstances arising from the nation’s current economic downturn and, in particular, the dramatic impact on financial institutions. The leverage that a classified board affords to prevent sudden and disruptive efforts and potentially abusive tactics by groups or entities that may wish to take control has become more important during uncertain times.  A classified board could enable the board to focus on fundamentals, set and maintain a strategic direction in troubled financial times to promote the long-term interests of the company, and to protect and enhance shareholder value.  Given these factors and the level of turnover that our board has recently experienced and will experience over the next five years, it is not unreasonable to conclude that a classified board is in the company’s and shareholders’ best interests, at this time.

For these reasons, the board has elected to not make a “for” or “against” recommendation on this proposal.   However, the board will treat the vote on this proposal as an opportunity for the shareholders to express their views on the subject without being influenced by any recommendation that the board might make.  If the shareholders approve this proposal by an affirmative margin approaching the percentage necessary to approve a change in the articles of incorporation, the board will further review the advisability of our classified board structure and determine whether it would be in the best interests of the company and the shareholders to present an amendment to the articles of incorporation at a future annual meeting.

Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. The proposal, if approved by the shareholders, is advisory in nature and would constitute a recommendation to the board and would not in itself effectuate the changes contemplated by the proposal. Further action by the shareholders would be required to amend the company's articles of incorporation. Under the articles of incorporation, an 80% percent vote of the outstanding shares would be required for approval. In addition, under Maryland law, amendments to the articles of incorporation require recommendation from the board prior to submission to the shareholders.

If shareholders return a validly executed proxy solicited by the board, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. If shareholders do not specify the manner in which their shares are to be voted on this proposal, such shares will be counted as abstentions. On the passage of this matter, abstentions will have no effect on the voting result.

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in Bancorp's annual proxy materials. Shareholder proposals intended to be presented at the 2011 annual meeting of shareholders may be eligible for inclusion in Bancorp's proxy materials for that annual meeting if received by Bancorp at its executive offices not later than November 24, 2010 unless the date of the 2011 annual meeting is more than 30 days from May 5, 2011, in which case the deadline is a reasonable time before Bancorp begins to print and mail proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, Bancorp's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 24, 2010. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Bancorp for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Bancorp's shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Bancorp's main office by mail, courier, or facsimile or by e-mail through Bancorp’s  "contact us" feature of the investor relations area of its Web site at www.sandyspringbank.com ..

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 29, 2010

# REVOCABLE PROXY

# SANDY SPRING BANCORP, INC.

## ANNUAL MEETING OF SHAREHOLDERS
## MAY 5, 2010
## 3:00 p.m. EDT

## THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Pamela A. Little and Craig A. Ruppert and each of them as the proxy of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Sandy Spring Bancorp, Inc. to be held at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland on Wednesday, May 5, 2010, at 3:00 p.m. EDT, or at any adjournment thereof, and to vote all of the shares of Bancorp stock that the undersigned may be entitled to vote.

YOUR PROXY WILL VOTE IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN. IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, YOUR PROXY WILL VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND "ABSTAIN" ON THE SHAREHOLDER PROPOSAL.

THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT AND HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN, THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

**PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.**

*(Continued, and to be marked, dated and signed, on the other side)*

FOLD AND DETACH HERE

---

SANDY SPRING BANCORP, INC. — ANNUAL MEETING, MAY 5, 2010

# YOUR VOTE IS IMPORTANT!

## You can vote in one of three ways:

1. Call **toll free 1-866-289-1751** on a touch-tone phone. There is **NO CHARGE** to you for this call.

<u>*or*</u>

2. Via the Internet at **https://www.proxyvotenow.com/sasr** and follow the instructions.

<u>*or*</u>

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

# PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

6740

X PLEASE MARK VOTES AS IN THIS EXAMPLE

# REVOCABLE PROXY
## SANDY SPRING BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY 5, 2010

| | For | Withhold All | For All Except |
|---|---|---|---|
| Proposal 1. ELECTION OF DIRECTORS. | ☐ | ☐ | ☐ |

Nominees:

(01) Solomon Graham (02) Gilbert L. Hardesty
(03) Lewis R. Schumann (04) Dennis A. Starliper

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

______________________________

The board of directors recommends that you vote "FOR" the election of the nominees listed above.

| | For | Against | Abstain |
|---|---|---|---|
| Proposal 2. A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. | ☐ | ☐ | ☐ |

The board of directors recommends that you vote "FOR" the resolution to approve the compensation of the Named Executive Officers.

| | For | Against | Abstain |
|---|---|---|---|
| Proposal 3. THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON, LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. | ☐ | ☐ | ☐ |

The board of directors recommends that you vote "FOR" the ratification of the selection of Grant Thornton, LLP.

| | For | Against | Abstain |
|---|---|---|---|
| Proposal 4. A SHAREHOLDER PROPOSAL ON THE DECLASSIFICATION OF THE BOARD OF DIRECTORS. | ☐ | ☐ | ☐ |

The board of directors is "neutral" on this proposal.

THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ADJOURNMENT THEREOF.

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

______________________________
______________________________
______________________________

Please be sure to date and sign this proxy card in the box below.

Date

Sign above Co-holder (if any) sign above

*NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.*

**IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW**

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

# PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or
2. By Telephone (using a touch-tone phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 5, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

## Vote by Telephone

Call toll-free on a touch-tone telephone anytime prior to 3 a.m., May 5, 2010:

**1-866-289-1751**

## Vote by Internet

anytime prior to 3 a.m., May 5, 2010 go to

**https://www.proxyvotenow.com/sasr**

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

**Your vote is important!**